Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AND ROYALTY AGREEMENT

This Intellectual Property License and Royalty Agreement (the “Agreement”) is made and entered on 22 February 2022 (“Effective Date”), into by and between GBT Technologies Inc., a Nevada corporation having its principal place of business at c/o VCORP Services LLC - 701 S Carson St., Suite 200, Carson City, NV 89701 with virtual office at 2450 Colorado Ave., Suite 100E, Santa Monica, California 90404 (“GTCH”), and Touchpoint Group Holdings, Inc. a Delaware Corporation having its principal place of business at 4300 Biscayne Blvd, Suite 203 Miami, FL 33137 (“TGHI”).

RECITALS

WHEREAS, GTCH specializes in the creation of Internet of Things (IoT) and Artificial Intelligence enabled mobile technologies (the “GTCH Business” or “the Technology”);

WHEREAS, GTCH wishes to grant to TGHI, a license to the Technology and TGHI wishes to accept a license;

NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other good and valuable consideration, the receipt of which hereby is acknowledged, GTCH and TGHI agree as follows:

1.	Definitions

1.1.	“Earned Royalties” means the variable annual royalty payments based upon the sale volume of Licensed Products pursuant to Section 2.5.

1.2.	“Effective Date” shall mean the date of execution of this Agreement.

1.3.	“Gross Revenue” means amounts earned by GTCH resulting from revenue attributable to the use, performance or other exploitation of the Technology, to the extent applicable, after deducting any taxes that GTCH may be required to collect, and deducting any international sales, goods and services, value added taxes or similar taxes which GTCH is required to pay, if any, excluding deductions for taxes on GTCH’s net income.

1.4.	“Licensed Products” shall mean any apparatus, product, device or portion of any apparatus, product or device, based on or embodying the Technology, Patent Rights, or Trade Secrets, including but not limited to any apparatus, product or device or portion thereof described in any patent or patent application claiming the Technology.

1.5.	“Patent Rights” shall mean patents and patent applications owned, controlled or pending by GTCH covering various aspects of the Technology, and all continuations, divisions, continuations-in-part, reexaminations, reissues and foreign counterparts of such patents and patent applications, and rights in patents and patent applications pertaining to the Technology acquired by GTCH by license or agreement during the term of this Agreement.

1.6.	“Royalty Period” means the period beginning on the initial date in which Gross Revenue is generated by GTCH under this Agreement and expiring five (5) years thereafter.

1.7.	“Royalty Year” shall mean each 12-month period starting with the beginning of the first full calendar quarter that Gross Revenue is generated by GTCH under this Agreement.

1.8.	“Subsidiary” shall mean a corporation, company, or other entity fifty percent (50%) or more of whose voting stock is owned or controlled, directly or indirectly, by GTCH.

1.9.	“Technology” shall mean, collectively, the Digital Currency Technology, Trade Secrets and all of the Patent Rights, patents pending, know-how and show how relating to the Licensed Products or necessary or helpful to the commercialization thereof.

1.10.	“Trade Secrets” shall mean, collectively, proprietary non-public documentation and know-how covering or relating to various aspects of the Technology owned or controlled by GTCH.

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2.	License, Royalty Obligations and Payments

2.1.	License Grant to TGHI. As of the Effective Date and subject to the terms and conditions of this Agreement, GTCH hereby grants to TGHI a worldwide license to use the Technology during the Term (as defined herein) of this Agreement to make, use, sell, lease or otherwise commercialize and dispose of Licensed Products. The licenses granted to the Technology involving any Trade Secrets shall survive the expiration of the Term provided this Agreement was not terminated by GTCH pursuant to Section 8.1 during the Term.

2.2.	Right to Sublicense. The right to sublicense the Technology is hereby granted to TGHI as follows:

2.2.1.	to customers, including distributors, resellers and other parties in the distribution channel who have acquired the Licensed Products through sale, lease or other permitted disposition hereunder by GTCH;

2.2.2.	to have all or part of the Licensed Products made by another manufacturer for use, sale, offer to sell, import, lease or otherwise dispose of by TGHI, provided the Licensed Products are made in accordance with written specifications created by or for GTCH;

2.3.	Notice of Other Licenses. TGHI shall provide written notice to GTCH within thirty (30) days of providing a sublicense to any of the Technology including the name of the licensee, and information concerning the Technology licensed and any relevant sublicense agreements or similar restrictions in connection therewith.

2.4.	Earned Royalties. TGHI shall pay the following amounts to GTCH during the Royalty Period with respect to sales that occur during the Royalty Period:

2.4.1.	TGHI shall pay to GTCH on or before the last business day of each month during Royalty Year the royalty as invoiced by GTCH. (the “Earned Royalties”).

2.4.2.	There are no minimum royalties due under this Agreement.

2.5.	Accounting. GTCH agrees to keep complete and accurate records with respect to Earned Royalties payment and shall provide to TGHI upon request copies of the records to enable TGHI to determine the Gross Revenue of Licensed Products sold which are subject to Earned Royalties. TGHI shall have the right through its accredited auditors and at its expense to examine the records and accounts for a Royalty Year during normal business hours solely for the purpose of verifying the Earned Royalties made under this Agreement. Such examinations may be made four times per year. TGHI agrees to make prompt adjustment, if necessary, to compensate for any errors or omissions disclosed by such examination.

2.6.	Interest. Without excusing prompt payment, all undisputed amounts due from TGHI hereunder shall accrue interest at a rate of 1.5% per month after the due date thereto, but not more than the maximum rate allowed by law, compounding daily from the date due until the date received by GTCH.

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2.7.	TGHI Efforts. The license granted hereunder is expressly subject to TGHI undertaking and continuing to exercise diligence in developing, marketing, and selling Licensed Products. The parties agree that TGHI’s good faith, commercially reasonable efforts shall be sufficient to satisfy the preceding.

2.8.	Payments; GBT Equity.

2.8.1	On the Effective Date, TGHI will pay GTCH 10,000,000 common shares of TGHI in consideration of GTCH entering this Agreement and such fee shall be non-refundable.

2.8.2	Upon GTCH accounting and involving TGHI shall make payments by the end of the month. (the “Commercial Event”)

3.	Disclosure Of Technology

3.1.	Disclosure of Technical Information. GTCH shall fully disclose to TGHI its existing information and all Trade Secrets related to the Technology and shall provide a written summary of any such Trade Secrets within thirty (30) days of disclosure by written request.

3.2.	Disclosure of Technical Improvements. GTCH shall regularly and promptly notify TGHI of all information and results generated or developed in the course of its research including data, findings, conclusions and inventions relating to the Technology, and all improvements in the Technology, all only to the extent applicable in the Field. Disclosure of all such information shall be subject to the Confidentiality provisions of and the Improvements provisions of this Agreement.

3.3.	Prior Information. This section applies to Technology previously provided by either party to the other prior to the Effective Date of this Agreement. Any and all such prior information shall be deemed to be included in this Agreement and subject to the Confidentiality provisions of this Agreement.

4.	Confidentiality

4.1.	Confidential Information. During the Term of this Agreement, GTCH and TGHI agree to take all steps reasonably necessary to safeguard the secrecy and confidentiality of all proprietary Technology and proprietary information concerning the sales of the Licensed Products. All written confidential information produced by either party shall clearly be marked “CONFIDENTIAL” or “PROPRIETARY” on each page containing confidential information. This Section 5.1 shall not limit TGHI’s use of information for regulatory purposes and disclosures reasonably necessary (in TGHI’s discretion) for commercializing the Licensed Products; provided that such information disclosed for regulatory or commercial purposes for terminating the Agreement or calculating Royalties will remain Confidential Information.

4.2.	Exclusions. The obligation of confidentiality imposed by the foregoing Section 5.1 shall not apply to information which is:

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4.2.1.	in the public domain at the time of such disclosure or development or subsequently came into the public domain by publication or otherwise except by breach of this Agreement or any prior non-disclosure agreement between the parties;

4.2.2.	received by GTCH or TGHI from a third party not under any confidentiality obligation to GTCH or TGHI;

4.2.3.	in GTCH’s or TGHI possession prior to disclosure by the disclosing party, as shown by clear and convincing proof; or

4.2.4.	required to be disclosed by operation of law.

5.	Improvements, Patent Prosecution and Enforcement

5.1.	Improvements. Improvements to the Technology or to any Licensed Product which are conceived of by any employees or agents of either party shall be owned by GTCH. As used herein, “Improvement” means any improvement, modification or enhancement to the Technology, whether or not patentable.

5.2.	Patent Prosecution and Maintenance.

5.2.1.	Beginning on the date hereof, GTCH shall assume the obligations to prosecute and maintain the Patents, including the selection of counsel. Subject to Section 6.2.2., for each patent application and patent under the Patent Rights, GTCH shall (i) prepare, file, and prosecute such patent application; (ii) maintain such patent; (iii) pay at its own cost all fees and expenses associated with its activities pursuant to Section 6.2.2.(i) and (ii); (iv) keep TGHI currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application; (v) consult with TGHI concerning any decisions which could affect the scope or enforcement of any issued claims or potential abandonment of such patent application or patent; and (vi) notify TGHI in writing of any additions, deletions, or changes in the status of such patent or patent application. If no patents have been issued in respect of the applications referenced herein in the United States on or prior to the second anniversary of the Effective Date, the Earned Royalty rate shall be reduced as determined, in good faith, by the parties.

5.2.2.	If GTCH wishes to abandon any patent application or patent that is a Patent Right, it shall give TGHI ninety (90) days prior written notice of the desired abandonment. On TGHI’s request at TGHI’s sole discretion, which may be provided at any time after the notice of desired abandonment, TGHI shall have the right to assume the obligation to prosecute any such abandoned patent application or patent TGHI wishes to prosecute. GTCH may abandon any such patent application or patent that is a Patent Right in GTCH’s sole discretion. Effective as of the effective date of its abandonment, such abandoned patent application or patent shall no longer be a Patent Right and GTCH shall not have any further royalty or other payment obligation for such patent application or patent.

5.2.3.	GTCH shall be consulted about the prosecution of the Patent Rights as set forth in Section 6.2.1.

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5.3.	Patent Infringement.

5.3.1.	Each party shall notify the other party in writing of any suspected infringement(s) of the Patent Rights anywhere in the world and shall inform the other party of any evidence of such infringement(s). Both GTCH and TGHI will use good faith efforts to cooperate with each other to terminate such infringement without litigation.

5.3.2.	The parties will cooperate in good faith in any litigation related to infringement of the Licensed Products. The parties may jointly pursue a claim against an alleged infringer, including litigation, in which case each party shall bear its own costs and shall jointly control settlement terms or conditions associated with such claim or litigation and the timing of resolution.

5.3.3.	If a party decides to pursue a claim against an alleged infringer, and the other party declines to jointly pursue such claim or litigation (the “Declining Party”), then the party pursuing the claim (the “Controlling Party”) may pursue such claim or litigation and shall pay its own expenses and the reasonable expenses of the Declining Party, if any, and shall, after consultation with the Declining Party, maintain the exclusive right to determine settlement terms or conditions associated with such claim or litigation and the timing of resolution, except that GBT shall not admit or concede invalidity, lack of infringement, or unenforceability of any of any Patent without GTCH’s prior written consent. The Declining Party shall consent to be joined in such claim or litigation, subject to payment of the reasonable expenses of the Declining Party by the Controlling Party.

5.3.4.	Any recovery shall be apportioned as follows:

5.3.4.1.	first to expenses of the parties in pursuing such claim or litigation;

5.3.4.2.	if the parties jointly pursued such claim or litigation, and each paid its own expenses, then any recovery excess of expenses shall be shared equally but amounts received by GTCH shall not be Gross Revenue and shall not be subject to any royalty hereunder;

5.3.4.3.	if GTCH pursued such claim or litigation, and paid TGHI’s expenses, then any recovery excess of expenses shall be kept by GTCH;

5.3.4.4.	if TGHI pursued such claim or litigation, and paid GTCH’s expenses, then any recovery excess of expenses shall be kept by TGHI, and such excess shall be considered to be Gross Revenue, and royalties thereon shall paid to GTCH thereon.

6.	Term

7.1	Original Term; Renewal by Mutual Agreement. This Agreement shall commence as of the Effective Date and, unless terminated in accordance with the Termination provisions of this Agreement, shall remain in force until the expiration of the last to expire of the Patents pertaining to the Technology; provided that the right to use Trade Secrets shall survive the expiration of this Agreement provided GTCH has not terminated this Agreement pursuant to Section 8.1 prior to its expiration.

7.2.	Intentionally Left Blank.

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8.	Termination

8.1.	This Agreement may be terminated by either party in the event of a material breach of or default under the terms hereof. Upon the occurrence of a material breach of or default under this Agreement by GTCH or TGHI, the other party may at its sole option terminate this Agreement by providing the breaching party with written notice specifying the breach or default. The breaching party shall be entitled to cure any breach or default identified in the notice within 90 calendar days after the date upon which the notice was received. If, at the end of the 90-day cure period, any of the identified breaches or defaults has not been cured, or if a cure acceptable to the non-breaching party has not been agreed upon, this Agreement shall terminate, effective as of the end of the 90-day cure period, without additional notice or further act by the non-breaching party.

9.	Indemnification

9.1.	TGHI will indemnify, defend, and hold harmless GTCH and its officers, directors, employees, agents, successors, and assigns against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, arising out of or resulting from any third party claims, suits, actions, or proceeding related to, arising out of, or resulting from (a) TGHI’s breach of any representation, warranty, covenant, or obligation under this Agreement or (b) TGHI’s gross negligence or willful misconduct.

9.2.	GTCH will indemnify, defend and hold harmless TGHI, its officers, directors, employees, agents, , successors, and assigns and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products contemplated thereunder) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, arising out of or resulting from any third party claims, suits, actions, or proceeding related to, arising out of, or resulting from (i) GTCH’s breach of any representation, warranty, covenant, or obligation under this Agreement or (ii) in the manufacture, use, sale or other transfer of any Licensed Product by GTCH, including any and all expenses, costs, reasonable attorneys’ fees, settlement, judgments or awards incurred by TGHI in the defense of any such claim or lawsuit.

10.	Representations and Warranties

10.1.	Mutual Representations and Warranties. Each party represents and warrants to the other party that (a) it is duly organized, validly existing, and in good standing as a corporation as represented herein under the laws and regulations of its jurisdiction of incorporation; (b) it has and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and (d) when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms.

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10.2.	Representations and Warranties of GTCH. GTCH represents and warrants to TGHI that:

10.2.1.	the Technology, including the Patent Rights and patent applications are all the Technology, patents and patent applications owned by GTCH or in which GTCH has a licensable interest, that are necessary or useful for TGHI to make, have made, use, offer to sell, sell, and import the Licensed Products;

10.2.2.	it has control (by ownership, license or otherwise) of the entire right, title, and interest in and to the Technology, and is the record owner of all the Technology;

10.2.3.	it has, and throughout the Term will retain, the unconditional and irrevocable right, power, and authority to grant the licenses hereunder;

10.2.4.	neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term (i) conflict with or violate any applicable law; (ii) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration to any third party;

10.2.5.	it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to Technology, that does or will conflict with or otherwise affect this Agreement, including any of GTCH’s representations, warranties, or obligations, or TGHI’s rights or licenses hereunder;

10.2.6.	there neither are, nor will GTCH at any time during the Term enter, any encumbrances, liens, or security interests involving any Technology; and

10.2.7.	there is no settled, pending, or threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license): (i) alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Technology; or (ii) challenging GTCH’s ownership of, or right to practice or license, any Technology, or alleging any adverse right, title, or interest with respect thereto.

10.3.	Representations and Warranties of TGHI. TGHI represents and warrants to GTCH that:

10.3.1.	It has the resources, including without limitation capital, facilities, equipment, know-how, personnel, distribution, suppliers, marketing, and customer relationships to commercially sell the Technology in a commercially reasonable manner;

10.3.2.	it has control (by ownership, license or otherwise) of the entire right, title, and interest in and to the Improvements made by its employees or agents; and

10.3.3.	neither its receipt of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term (i) conflict with or violate any applicable law; (ii) require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration to any third party.

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11.	Arbitration

11.1.	Dispute Resolution. The parties hereto agree that all claims, disputes or controversies arising under, out of or in connection with this Agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association for commercial disputes by a single mediator. Such arbitration shall be held in Las Vegas, NV or any other forum agreed upon by the parties. The parties agree to select a single arbitrator who will establish the rules and procedure of the arbitration under the applicable rules of the American Arbitration Association. Both GOPH and GBT irrevocably submit to the jurisdiction of the United States District Courts in the Central District of California for entry of any arbitration decision or to obtain any preliminary relief which may be necessary and consent to the enforcement of any award rendered in such arbitration.

12.	Miscellaneous

12.1.	Notices. Notices, approvals, and consents required or permitted under this Agreement shall be in writing and shall be sent by hand or by certified mail, postage prepaid, to the address set forth above or to such other addresses as the parties may hereafter specify.

12.2.	Waivers. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any rights arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

12.3.	Entire Agreement. This Agreement, together with all schedules and exhibits, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether oral or written. This Agreement may not be modified after its execution except by a writing signed by authorized representatives of the parties hereto.

12.4.	Further Assurances. Each party shall, upon the reasonable request of the other party, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.5.	No Conflicts. Each of GTCH and TGHI represent that they have executed no agreement which is in conflict with this Agreement, and agree that no option or license shall be granted on any basis to any third party which is in conflict with this Agreement unless and until this Agreement is terminated.

12.6.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.7.	Severability. If any term or provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

12.8.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to its conflict of law provisions.

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12.9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.10.	Assignment. Except for a sale or transfer of the business to which this Agreement relates, this Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that GTCH may, without such consent, assign this Agreement only in its entirety to a GTCH affiliate or subsidiary, provided that GBT is not in breach of this Agreement at such time and provided further than GTCH remains liable for all obligations that accrue prior to such assignment hereunder. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.11.	Force Majeure. Neither party shall be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire or floods; embargoes, war, acts of war (whether war be declared or not), insurrections, riots, or civil commotions; strikes, lockouts, or other labor disturbances; acts of God; or acts, omissions, or delays in acting by any governmental authority or the other party; provided, however, it is understood that this Section is intended only to suspend and not discharge a party’s obligations under this Agreement and that when the causes of the failure or delay are removed or alleviated, the affected party shall resume performance of its obligations hereunder.

12.12.	Survival. Any termination pursuant to Article 9 shall not affect either party’s rights and obligations with respect to any Licensed Products made with the use of any of the Trade Secrets or Technology prior to such termination. The rights and obligations of the parties set forth in this Section 12.12, and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12.13.	Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

Signature page follows

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IN WITNESS WHEREOF, the parties have executed this Exclusive Intellectual Property License and Royalty Agreement by their respective authorized representatives this day of September, 2018.

GBT TECHNOLOGIES INC.

By:
Name:	MANSOUR KHATIB
Title:	CEO

TOUCHPOINT HOLDINGS INC.

By:
Name:	MARK WHITE
Title:	CEO

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Exhibit A

Patent Rights

Systems and methods of converting electronic transmissions into digital currency as reflected in that certain patent filed with the United Stated Patent and Trademark Office on or about June 14, 2018 (EFS ID: 32893586; Application Number: 16008069; Type: Utility under 35 USC 111(a); Confirmation Number: 6787)

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